Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-3 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements incorporated in such Form S-3, to the audit letter dated January 14, 2014, and effective as of December 31, 2013, and the audit letter dated January 22, 2013, and effective as of December 31, 2012, and to the inclusion of each of those reports as an appendix to the prospectus included in that registration statement or a prospectus supplement to that prospectus and/or as an exhibit to that registration statement.

We further consent to the reference to our firm as experts in this Form S-3, including the prospectus included in this Form S-3 or a prospectus supplement to that prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 24, 2015

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.